Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT: Nicole Andriso
Director of Public Relations

(727) 563-5822

Catalina Marketing Agrees to be Acquired by ValueAct Capital for $32.10 Per Share in Cash

ST. PETERSBURG, FL, March 8, 2007 - Catalina Marketing Corporation (NYSE: POS) announced today that it has entered into a definitive agreement to be acquired by an affiliate of ValueAct Capital ("ValueAct Capital") in an all-cash transaction valued at $1.7 billion including the assumption of approximately $135 million of current indebtedness. ValueAct Capital will acquire by merger 100% of the outstanding equity interests of the company that it does not already own for $32.10 per share in cash. Jeffrey W. Ubben, who has served as a director of Catalina since May 2006, is the co-founder, managing partner and principal owner of ValueAct Capital, an investment partnership with approximately $5.0 billion in assets under management.

Under the terms of the agreement, Catalina stockholders will receive $32.10 in cash for each outstanding share of stock. This represents a premium of approximately 32% over the closing share price on December 7, 2006, the last trading day before disclosure of the initial unsolicited expression of interest from a third party private equity firm with respect to the acquisition of the company. Also, under the terms of the merger agreement, Catalina may solicit or entertain alternative proposals from third parties during the next 45 days. There can be no assurance that the company will seek or receive other proposals or, if it does, that the solicitation or receipt of proposals will result in an alternative transaction. Catalina does not intend to disclose developments with respect to this solicitation process unless and until its board of directors has made a decision to enter into an alternative transaction.

The company previously disclosed that it had engaged Goldman, Sachs & Co. as its financial advisor. The special committee has also retained Lazard, to assist it in connection with its deliberations. Based on its consultations with these firms, and following discussions with various other potentially interested parties and other activities, the special committee and the entire board of directors of the company have approved the agreement and the board of directors has recommended that the company’s stockholders vote in favor of the agreement.

The transaction is expected to close in the next several months and is subject to approval by the company’s stockholders, other than ValueAct Capital, regulatory approvals and other customary closing conditions. ValueAct Capital has received customary debt financing commitments from third party financing sources.

“With the assistance of our external advisors, after extensive negotiations and careful consideration of a range of alternatives, the special committee and the board of directors have concluded that the sale of the company to ValueAct Capital is the best alternative for maximizing value for existing shareholders,” said Frederick W. Beinecke, chairman of the special committee and of the board of directors. “ValueAct Capital is a leading investment company with a strong reputation and a proven track record.”

Jeff Ubben said, “ValueAct Capital has been an investor in Catalina Marketing since 2003, and today is proud to be the company’s largest shareholder. Catalina has an impressive portfolio of businesses, unique products, strong cash flows and a highly skilled employee base. We are strong supporters of Dick Buell and his management team. We are really looking forward to building on Catalina’s strong foundation and are very excited to work with management and the company’s employees to achieve its long term strategy.”

Dick Buell, chief executive officer, said, “We are excited to secure a transaction with owners that support our vision and are committed to its execution. As a board member and long-time shareholder, Jeff Ubben has always been highly supportive of management’s vision for the company and we are all looking forward to working with Jeff and his team as the company moves into its next phase of growth and development. With ValueAct Capital’s deep understanding of our business, its extensive experience and tradition of assisting in the growth and development of its portfolio companies, we could not ask for a better financial partner.”

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina

Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

About VALUEACT CAPITAL ®

VALUEACT CAPITAL ®, with offices in San Francisco and Boston and approximately $5 billion in investments, seeks to make active strategic-block value investments in a limited number of companies. The Principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. VALUEACT CAPITAL concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

About the Transaction

In connection with the proposed merger, Catalina Marketing Corporation will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Catalina Marketing Corporation at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Catalina Marketing Corporation, Investor Relations, 200 Carillon Parkway, St. Petersburg, FL 33716, telephone: (727) 579-5116 or on the company's website at http://phx.corporate-ir.net/phoenix.zhtml?c=72727&p=irol-IRHome.

Catalina Marketing and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests Catalina’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with ValueAct; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger; risks that the proposed transaction diverts management or disrupts current plans and operations and any potential difficulties in employee retention as a result of the merger; the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; the outcome of the consideration of other acquisition proposals by the special committee of the board of directors; and, to the extent the Company elects to move forward to negotiate with respect to or enter into any transaction with another potential acquirer, the possibility that negotiations do not result in a definitive agreement, result in an offer superior to the ValueAct agreement or that, any agreement, if entered into, may not close due to a variety of potential factors.

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